EXHIBIT 99.1

MAX RE CAPITAL LTD. ANNOUNCES PRICING OF $100 MILLION OFFERING OF MAX USA SENIOR NOTES DUE 2017

HAMILTON, BERMUDA, April 11, 2007—Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH), the parent company of Max USA Holdings Ltd. (“Max USA”), a Delaware corporation, today announced that Max USA has priced a $100 million offering of senior notes due 2017. The annual interest rate on the notes will be 7.20%. The sale of the notes to the initial purchasers is expected to close on April 16, 2007, subject to customary closing conditions. Max Re Capital will fully and unconditionally guarantee the notes. The net proceeds of the offering will be used to repay short-term indebtedness of Max USA.

The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and outside the United States in reliance on Regulation S under the Securities Act. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act and shall not constitute an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Max Re Capital Ltd., through its principal operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This press release may include statements about future expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of Max Re Capital’s Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused Max Re Capital to restate its audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, 2006 and June 30, 2006, may differ, perhaps materially, and result in material changes to information contained in Max Re Capital’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to Max Re Capital’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed by the company with the SEC. Max Re Capital undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees	Roy Winnick

Executive Vice President	Kekst and Company

jimt@maxre.bm	roy-winnick@kekst.com

1-441-296-8800	1-212-521-4842